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                                                                  EXHIBIT (l)(1)

[LETTERHEAD OF RYDEX GLOBAL ADVISORS]


April 11, 2003

Rydex ETF Trust
9601 Blackwell Road, Suite 500
New York, New York 10022


Ladies and Gentlemen:

PADCO Advisors II, Inc. d/b/a Rydex Global Advisors serves as the investment advisor to Rydex ETF Trust (the "Trust"). We propose to acquire shares of beneficial interest (the "Shares") of the Trust for a total price of $100,000. We will purchase the Shares in a private offering prior to the effective date of the Form N-1A registration statement filed by the Trust under the Securities Act of 1933 and the Investment Company Act of 1940. We will purchase the Shares for investment purposes and not with the intent of redeeming or reselling. We will purchase the Shares pursuant to section 14 of the Investment Company Act of 1940 in order to provide the seed capital for the Trust prior to the commencement of the public offering of its Shares.

We consent to the filing of this Investment Letter as an exhibit to the Form N-1A registration statement of the Trust.

Sincerely,


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Name:  Albert P. Viragh, Jr.
Title:  President